Exhibit 99.1

CARMAX ANNOUNCES WILLIAM COBB AND JIM KESSLER TO JOIN THE BOARD

•	Additions Follow Constructive Engagement with Starboard Value

•	Starboard Value Supports Path Forward and Sees Company Well Positioned to Execute

RICHMOND, Va., April 9, 2026 -- CarMax, Inc. (NYSE: KMX) (“CarMax” or the “Company”), the nation’s largest retailer of used cars, today announced that it intends to add William “Bill” Cobb and Jim Kessler as new directors to the Company’s Board of Directors (the “Board”), in connection with the Company’s 2026 Annual Meeting of Shareholders.

“The addition of Bill and Jim brings valuable auto industry and consumer expertise to the Board,” said Tom Folliard, Interim Executive Chair of the Board. “The Board is committed to regular refreshment, and we believe these additions will strengthen the experience of our Board and support long-term value creation for our shareholders.”

“As I begin my own tenure at CarMax, I am excited to be joined on the Board by Bill and Jim,” said Keith Barr, President and Chief Executive Officer. “I see tremendous potential in this business, and the expertise of our new Board members will be a valuable asset as CarMax enters our next chapter.”

“We invested in CarMax because we believe the Company has a superior value proposition that should be delivering stronger performance,” said Jeff Smith, Managing Member, Chief Executive Officer, and Chief Investment Officer of Starboard Value LP. “Today’s announcement adds two highly capable individuals to the Board in Bill and Jim. We are confident that the refreshed Board in conjunction with Keith as CarMax’s new CEO can drive substantial value creation.”

Given constructive engagement and the additions of Mr. Cobb and Mr. Kessler, Starboard has agreed to withdraw its director nominations with respect to the 2026 Annual Meeting.

About William Cobb

William Cobb brings more than 30 years of leadership experience in consumer-facing and technology-focused businesses. He has served as Chief Executive Officer of Frontdoor, Inc. since 2022 and has been Chairman of the company’s Board of Directors since 2018. Previously, he served as President and Chief Executive Officer of H&R Block, Inc. from 2011 to 2017, where he was also a Director. Earlier in his career, Mr. Cobb held senior leadership roles at eBay Inc., including President of eBay Marketplaces North America and Senior Vice President and General Manager of eBay International. He also held executive marketing roles at PepsiCo, Inc. and TRICON Global Restaurants, Inc. (n/k/a Yum! Brands, Inc.). Mr. Cobb has served on several public company boards, including Deluxe Corporation, ServiceMaster, Pacific Sunwear of California, Inc., Orbitz Worldwide, Inc., and Och-Ziff Capital Management Group LLC. He holds a bachelor’s degree in economics from the University of Pennsylvania and a Master of Business Administration from Northwestern University’s Kellogg School of Management.

About Jim Kessler

Jim Kessler brings more than 20 years of leadership experience in the automotive industry. He has served as Chief Executive Officer and a Director of RB Global, Inc. since 2023, previously serving as Chief Operating Officer beginning in 2020. Prior to joining RB Global, Mr. Kessler served as President of Emerging Business at Caliber Collision and as Chief Operating Officer of ABRA Auto Body & Glass, where he oversaw the integration of a merger that created the first national collision repair provider in the United States. Earlier in his career, he held senior leadership roles at vRide, City Sports, and Pep Boys. Mr. Kessler holds a bachelor’s degree and a Master of Business Administration from Saint Joseph’s University.

About CarMax

CarMax, the nation’s largest retailer of used autos, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. The company offers a truly personalized experience with the option for customers to do as much, or as little, online and in-store as they want. During the fiscal year that ended February 28, 2025, CarMax sold approximately 790,000 used vehicles and 540,000 wholesale vehicles at its auctions. In addition, CarMax Auto Finance originated more than $8 billion in auto loans during fiscal 2025, adding to its nearly $18 billion portfolio. CarMax has more than 250 store locations, over 28,000 associates, and is proud to have been recognized for 22 consecutive years as one of the Fortune 100 Best Companies to Work For®. CarMax is committed to helping its communities thrive and reducing the environmental footprint of its operations. Learn more in the 2025 Responsibility Report. For more information, visit www.carmax.com.

About Starboard Value LP

Starboard Value LP is an investment adviser with a focused and differentiated fundamental approach to investing in publicly traded companies. Starboard invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Contacts:

Investors:

David Lowenstein, Vice President, Investor Relations

investor_relations@carmax.com, (804) 747-0422 x7865

Media:

pr@carmax.com, (855) 887-2915

Forward-Looking Statements

We caution readers that the statements contained in this communication that are not statements of historical fact, including statements about our future business plans, operations, challenges, opportunities or prospects, including without limitation any statements or factors regarding our preliminary financial outlook and results, expected succession matters, operating capacity, sales, inventory, market share, financial and operational targets and goals, revenue, margins, expenses, liquidity, loan originations, capital expenditures, share repurchase plans, debt obligations or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “focused on,” “intend,” “may,” “outlook,” “plan,” “positioned,” “predict,” “should,” “target,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge, expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.

For details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2025, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.